Exhibit 99.3

SITI-Sites.com Announces Corporate Name Change, Additional Equity Financing, and Management Additions

NEW YORK, Dec. 29 -- SITI-Sites.com (OTC Bulletin Board: SITI - news) announced today that its previously announced second round of financing with Lawrence M. Powers, the Chairman/CEO and a major shareholder of SITI, had been approved by shareholders at its annual meeting, with SITI receiving $1,250,000. The additional financing was approved at SITI's Annual Meeting of Shareholders held December 14, 1999, together with resolutions changing SITI's corporate name to Siti-Sites.com, Inc., revising its corporate charter, enacting employee/director stock option plans, electing its board of directors and approving all other items described in its proxy statement.

Subsequently, Directors Powers and Robert Ingenito, along with Ingenito's business partner John DiNozzi, agreed to purchase an additional bloc of equity for $500,000 from SITI, on the same terms as shareholders had approved the financing by Powers. The total equity purchases in December thus came to $1,750,000 for 1,400,000 shares of Common Stock ($1.25 per share), together with options to purchase an additional 700,000 shares at $2.50 per share, exercisable for five years. The additional equity investment was funded on December 23, 1999, with Mr. Powers investing $250,000 and Messrs. Ingenito and DiNozzi each investing $125,000.

Chairman/CEO Powers also announced that Director Robert Ingenito had been appointed Vice-Chairman and President, in recognition of his ongoing management contributions in building SITI's business. SITI's business is seeking to grow within the music industry, with an emphasis on increased music content, and fan and artist data aggregation, to be followed by extensive data-based marketing to its artists and fan constituencies.

This new emphasis at SITI stems from Ingenito's long experience in direct marketing and "data mining," including his work as President and large shareholder in the formative 1977-85 period of Acxiom Corporation which has grown to $750 million in current revenues from sophisticated management of customer and marketing data. Ingenito, as the Founder/CEO of Access Direct Systems, Inc. and his partner DiNozzi (who as Founder/President has managed their privately-held business throughout its profitable growth) recently sold another of their direct mail/e-service businesses, Access Communications, Inc. to Acxiom Corporation. The business they sold was founded 8 years ago, and handles promotional mailings on demand, and time-sensitive communications, in an on-line data environment for over 100 companies. Such sale has given Mr. Ingenito the time to make a deeper management/investor commitment to SITI.

SITI is presently in negotiations to acquire certain Internet commerce and information sites in exchange for common stock, as well as to make an investment in another Internet company. These types of investments are expected to provide important technologies, and substantially increased artist and music content, for SITI's planned grouping of music-related websites, emphasizing revenues from services to artists and fans, as well as sales of music and related merchandise. Their conclusion, with a description of these transactions, is expected to be announced when negotiations are completed, and documents are finalized.

SITI has recently added Paul Marshall and Ted Mazola, both experienced website developers and supervisors, to its core executive group, to help manage technology in SITI's planned websites. Consulting relationships with the former executive team at SITI's Tropia subsidiary have ended, with the new staff taking over this continuing operation.

This press release contains statements that are "forward-looking," which are based on management's current expectations. There can be no guarantees as to SITI's future performance, that its pending negotiations will be completed, or that operations thereafter will be successful. For discussion of the risks, capital needs and competition related to SITI and its business, see SITI's publicly filed quarterly reports (the latest having been filed November 9, 1999) and annual report, which are available on the Internet, and by request from SITI at 594 Broadway, Suite 1001, New York, N.Y. 10012.